Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Financial, Inc.:
We consent to the incorporation by reference in Registration Statements (No. 333-132843, 333-138254, 333-129886, 333-129016) of Fidelity National Financial, Inc. of our reports dated March 1, 2007, with respect to the Consolidated Balance Sheets of Fidelity National Financial, Inc. as of December 31, 2006 and 2005, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Fidelity National Financial, Inc.
Our reports on Fidelity National Financial, Inc.’s consolidated financial statements and related schedules refer to a change, effective January 1, 2006, in the method of accounting for share-based employee compensation and to a change, effective December 31, 2006, in the method of accounting for defined benefit pension and other postretirement plans.
/s/ KPMG LLP
March 1, 2007
Jacksonville, Florida
Certified Public Accountants